Exhibit 99.1

China Shengda Packaging Group Inc. Reports First Quarter 2015 Financial Results

HANGZHOU, China, May 15, 2015 /PRNewswire-FirstCall/ -- China Shengda Packaging Group Inc. (NASDAQ: CPGI) ("Shengda" or the "Company"), a leading Chinese paper packaging company, today reported its financial results for the first quarter ended March 31, 2015.

Mr. Daliang Teng, Chief Executive Officer of Shengda, commented, "While Q1 historically had been a light quarter for our business due to the Chinese New Year, we managed to grow our overall revenues by 17.5% year-over-year mainly because our subsidiaries Shengda Zhongtian and Shengda Concept started to contribute in the first quarter of 2015. Gross margin increased by 40 basis points as we further cut losses from our corrugating medium paper business while operating loss also reduced year-over-year as we kept our expenses under tight control."

Mr. Teng continued, "Despite continuing macro weakness in the near future, we believe our further vertical integration and geographical expansion, combined with our stringent cost control, will allow us to continue to grow our business and improve our market position."

First Quarter 2015 Financial Highlights:

  Overall revenues increased by 17.5% to $37.9 million for the first quarter of 2015 mainly driven by increase in sales volume of paper cartons and other paper products mainly because Shengda Zhongtian and Shengda Concept commenced production in the first quarter of 2015.
  Overall gross margin improved by 40 basis points to 13.2% for the first quarter of 2015 from 12.8% for the same period of last year.
  Operating loss decreased to $0.1 million for the first quarter of 2015 from $0.6 million for the same period of last year as we continued our tight control over operating expenses while maintaining growth in revenues.
  Net loss attributable to the Company's stockholders decreased by $0.4 million, or 88.2%, to approximately $0.1 million for the first quarter of 2015 from $0.5 million for the same period of last year.
  Basic and diluted loss per share were $0.00 for the first quarter of 2015, compared with $0.01 for the same period of last year.

Three Months Ended March 31, 2015 Results

	Three Months	Three Months
	Ended March 31,	Ended March 31,
Sales Analysis (Millions)	2015	2014
Revenues– Paper Cartons (millions)	$31.0	$26.1
Revenues– Corrugating Medium Paper (millions)	$8.5	$9.3
Revenues– Inter-segment Transactions Elimination (millions)	($1.5)	($3.2)
Color Cartons (% of total revenues)	22.1%	25.3%
Flexo Cartons (% of total revenues))	59.6%	55.6%
Paper Cartons Sales Volume (M sq meters)	87.6	67.9
Corrugating Medium Paper Sales Volume ('000 tons)	24.3	25.4
Color Cartons (avg price per sq meter)	$0.40	$0.39
Flexo Cartons (avg price per sq meter)	$0.34	$0.38
Corrugating Medium Paper (avg price per ton)	$349	$368

	Three Months	Three Months
	Ended March 31,	Ended March 31,
Summary Results (Millions)	2015	2014
Revenues	$37.9	$32.3
Gross Profit	$5.0	$4.1
Gross Margin (%)	13.2%	12.8%
Operating Expenses	$5.1	$4.7
Operating Income (Loss)	($0.1)	($0.6)
Operating (Loss) Margin (%)	(0.2% )	(1.7% )
Net Income (Loss) Attributable to Stockholders	($0.1)	($0.5)
EPS - Basic & Diluted	($0.00)	($0.01)
Weighted Average Shares Outstanding	38.8	38.8

Total revenues for the first quarter of 2015 increased by $5.6 million, or 17.5%, to $37.9 million from $32.3 million for the same period of last year, primarily driven by increased sales volume of paper cartons and other paper products.

Revenues of paper cartons and other paper products increased by $4.9 million, or 18.6%, to $31.0 million for the first quarter of 2015 from $26.1 million for the same period of last year. Sales volume of paper cartons increased by 19.7 million square meters, or 29%, to 87.6 million square meters for the first quarter of 2015 from 67.9 million square meters for the same period of last year while the average price of paper cartons and other paper products decreased to $0.36 per square meter for the first quarter of 2015 from $0.38 per square meter for the same period of last year. Color and flexo cartons accounted for 22.1% and 59.6% of total revenues for the first quarter of 2015, compared to 25.3% and 55.6%, respectively, for the same period of last year. Average sales prices per square meter for color and flexo cartons were approximately $0.40 and $0.34, respectively, for the first quarter of 2015, compared to approximately $0.39 and $0.38, respectively, for the same period of last year. Consumer and industrial goods manufacturing sectors remained the Company's principal markets. Major customers remained home appliances & electronics manufacturers, and food, beverage & cigarette manufacturers in the Yangtze River Delta Region, which accounted for 19.6% and 21.8%, respectively, of total revenues for the first quarter of 2015, compared to 22.1% and 21.2%, respectively, for the same period of last year.

Revenues of corrugating medium paper decreased by $0.8 million, or 9.1%, to $8.5 million for the first quarter of 2015, from $9.3 million for the same period of last year. The decrease was mainly resulted from declines in both sales volume and average selling price. Sales volume and average selling price of corrugating medium paper was approximately 24.3 thousand tons and $349 per ton, respectively, for the first quarter of 2015, compared to 25.4 thousand tons and $368 per ton, respectively, for the same period of last year.

Overall gross profit increased by $0.9 million, or $ 21.1%, to $5.0 million for the first quarter of 2015 from $4.1 million for the same period of last year, as a result of increase in revenues of our paper cartons and other paper products business as well as decline in gross loss of the corrugating medium paper business. Gross profit of paper cartons and other paper products increased by $0.4 million, or 7.2%, to $5.8 million for the first quarter of 2015 from $5.4 million for the same period of last year. Gross profit of color and flexo cartons were $1.7 million and $4.1 million, respectively, for the first quarter of 2015, compared to $1.7 million and $3.7 million, respectively, for the same period of last year. Gross loss of corrugating medium paper was $0.8 million for the first quarter of 2015, down from $1.3 million for the same period of last year. Overall gross margin improved by 40 basis points to 13.2% for the first quarter of 2015 from 12.8% for the same period of last year. Gross (loss) margins for paper cartons and other paper products and corrugating medium paper were 18.8% and negative 9.5%, respectively, for the first quarter of 2015, compared to 20.7% and negative 13.8%, respectively, for the same period of last year.

Selling expenses were $1.9 million for the first quarter of 2015, essentially unchanged from the same period of last year. As a percentage of revenues, selling expenses decreased to 4.9% for the first quarter of 2015 from 5.7% for the same period of last year.

General and administrative expenses increased by $0.4 million, or 13.2%, to $3.2 million for the first quarter of 2015 from $2.8 million for the same period of last year. This increase was mainly due to the increase in staff costs, which include salary, benefits, social insurance and other relevant staff expenses. As a percentage of revenues, general and administrative expenses decreased to 8.5% for the first quarter of 2015 from 8.8% for the same period of last year.

As a result of the forgoing, operating loss was approximately $0.1 million for the first quarter of 2015, compared to $0.6 million for the same period of last year. Operating loss margin was 0.2% or the first quarter of 2015, compared to 1.7% for the same period of last year.

Net loss attributable to the Company's common stockholders decreased by approximately $0.4 million, or 88.2%, to $0.1 million for the first quarter of 2015, from $0.5 million for the same period of last year. Basic and diluted loss per share were $0.00 for the first quarter of 2015, compared to $0.01 for the same period of last year.

Financial Condition

As of March 31, 2015, the Company had cash and cash equivalents of $8.0 million and restricted cash of $12.9 million, compared to $10.9 million and $13.8 million, respectively, at December 31, 2014. Working capital was $25.2 million as of March 31, 2015, compared to $30.7 million at December 31, 2014. Total equity for stockholders of Shengda was $113.4 million as of March 31, 2015, compared to $113.0 million at December 31, 2014.

Net cash used in operating activities was $0.8 million for the first quarter of 2015, compared to net cash provided by operating activities of $3.7 million for the same period of last year. This was attributable to net loss of $0.1 million, adjusted by depreciation and amortization expenses of $1.8 million, and a net decrease in cash from accounts and notes receivable of $2.0 million and a net decrease in cash from other working capital items of $0.5 million.

Net cash used in investing activities was $2.1 million for the first quarter of 2015, compared to $1.8 million for the same period of last year. The $2.1 million was mainly used for purchases of property, plant and equipment at our subsidiaries Shengda Concept and Shengda Zhongtian.

Net cash provided by financing activities was nil for the first quarter of 2015, compared to $1.0 million for the same period of last year. During the three months ended March 31, 2015, we did not receive proceeds from loans or repay loans.

About China Shengda Packaging Group Inc.

China Shengda Packaging Group Inc. is a leading paper packaging company in China. It is principally engaged in design, manufacturing and sale of flexo-printed and color-printed corrugated paper cartons in a variety of sizes and strengths. It also manufactures corrugating medium paper and corrugated paperboards, which are used for the production of flexo-printed and color-printed cartons. The Company provides paper packaging solutions to a wide variety of industries, including food, beverage, cigarette, household appliance, consumer electronics, pharmaceuticals, chemicals, machinery and other consumer and industrial sectors in China.

Safe Harbor Statements

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company's ability to expand to new markets, the ability to grow business through vertical integration and geographical expansion, the ability to access capital for expansion and continued investment in R&D, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, current or future volatility in the credit market and future market conditions, changes in relationships with customers, changes in profit margins of principal product and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Company Contact:

China Shengda Packaging Group Inc.
Cindy Hu, Board Secretary
Tel: +86-571 8283 8770
E-mail: cindy.hu@cnpti.com
Website: http://www.cnpti.com/

Investor Relations Contact:

Weitian Group LLC
Tina Xiao
Tel: +1-917-609-0333
Email: tina.xiao@weitian-ir.com

CHINA SHENGDA PACKAGING GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in US$)

	March 31,	December 31,
ASSETS	2015	2014
Current assets	(Unaudited)
Cash and cash equivalents	$8,028,542	$10,909,547
Restricted cash	12,884,090	13,764,420
Accounts and notes receivable, net	42,635,137	40,385,615
Inventories	17,588,023	16,197,839
Prepayments and other receivables	3,238,871	1,714,052
Amount due from related parties	123,253	51,093
Deductable value added tax payable	1,025,382	867,869
Total current assets	85,523,298	83,890,435
Non-current assets
Property, plant and equipment, net	76,273,465	72,274,052
Land use right	11,634,494	11,650,850
Deferred tax assets	3,424,414	2,965,241
Goodwill	181,149	180,373
Total assets	$177,036,820	$170,960,951
LIABILITIES AND EQUITY
Current liabilities
Accounts and notes payable	$45,478,884	$41,954,268
Amounts due to related parties	1,325,858	2,961,704
Accrued expenses and other payables	4,047,345	2,964,988
Taxes payable	1,422,169	1,826,922
Short-term loans	3,500,000	3,500,000
Current portion of long-term loans	4,500,000	-
Total current liabilities	60,274,256	53,207,882
Non-current liabilities
Long-term loans	-	4,500,000
Total liabilities	$60,274,256	$57,707,882
Commitment and contingencies
Equity
Stockholders' equity
Common stock (US$0.001 par value, 190,000,000 shares authorized, 38,790,811 shares issued and outstanding at March 31, 2015 and December 31, 2014)	38,791	38,791
Additional paid-in capital	43,036,464	43,036,464
Appropriated retained earnings	8,467,835	8,293,281
Unappropriated retained earnings	49,655,975	49,894,124
Accumulated other comprehensive income	12,250,015	11,778,550
Total equity for stockholders of China Shengda Packaging	113,449,080	113,041,210
Noncontrolling interest	3,313,484	211,859
Total equity	116,762,564	113,253,069
Total liabilities and equity	$177,036,820	$170,960,951

CHINA SHENGDA PACKAGING GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Amounts in US$)

	Three Months Ended March 31,
	2015	2014
	(Unaudited)	(Unaudited)
Revenues	$37,927,419	$32,289,979
Cost of goods sold	32,920,876	28,156,680
Gross profit	5,006,543	4,133,299
Operating expenses
Selling expenses	1,865,438	1,849,929
General and administrative expenses	3,217,461	2,843,048
	5,082,899	4,692,977
Other income/(expenses)
Interest income	123,162	497,819
Interest expense	(191,789)	(323,685)
Subsidy income	13,016	-
Other expense	-	(641,445)
	(55,611)	(467,311)
Non-operating income/(expenses)	(121,891)	116,086
Loss before income tax expense and noncontrolling interest	(253,858)	(910,903)
Income tax benefit	154,049	327,083
Net loss	(99,809)	(583,820)
Net loss attributable to noncontrolling interest	(36,214)	(46,128)
Net loss attributable to Company's common stockholders	$(63,595)	$(537,692)
Basic and diluted loss per share	$(0.00)	$(0.01)
Weighted-average number of shares outstanding - basic and diluted	38,790,811	38,790,811
Comprehensive income/(loss):
Net loss	$(99,809)	$(583,820)
		(1,016,788)
Foreign currency translation adjustment	471,309
		(1,600,608)
Comprehensive income/(loss)	371,500
Comprehensive income/(loss) attributable to noncontrolling interest	(36,370)	(45,789)
Net comprehensive income/(loss) attributable to the Company's common stockholders	$407,870	$(1,554,819)

CHINA SHENGDA PACKAGING GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in US$)

	Three Months Ended March 31,
	2015	2014
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net loss	$(99,809)	$(583,820)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expenses	1,830,116	2,098,987
Deferred tax	(444,502)	(495,581)
Loss from disposal of property, plant and equipment	-	641,445
Change in operating assets and liabilities:
Restricted cash	935,525	571,900
Accounts and notes receivable	(2,063,749)	6,458,591
Inventories	(535,992)	(3,042,023)
Prepayments and other receivables	(1,470,454)	(2,635,072)
Accounts and notes payable	2,255,240	590,571
Amount due from (to) related party	(1,713,158)	(301,589)
Accrued expenses and other payables	1,030,747	(106,182)
Tax payables	(563,965)	537,051
Net cash (used in) provided by operating activities	(840,001)	3,734,278
Cash flows from investing activities
Purchase of property, plant and equipment	(2,002,882)	(2,026,524)
Prepayment paid for construction in progress	(72,515)	-
Proceeds from disposal of property, plant and equipment	-	177,023
Net cash used in investing activities	(2,075,397)	(1,849,501)
Cash flows from financing activities
Proceeds from short-term loans	-	4,043,582
Proceeds from long-term loans	-	4,533,292
Repayment of short-term loans	-	(3,226,582)
Repayment of long-term loans	-	(4,533,292)
Restricted cash	-	147,060
Net cash flows provided by financing activities	-	964,060
Effect of foreign currency exchange rate fluctuation on cash and cash equivalents	34,393	(81,117)
Net changes in cash and cash equivalents	(2,881,005)	2,767,720
Cash and cash equivalents, beginning of year	10,909,547	6,569,495
Cash and cash equivalents, end of year	$8,028,542	$9,337,215
Cash paid during the year for:
Interest paid	$181,636	$171,875
Income taxes paid	$164,143	$273,681
Non-cash financing transactions:
Property, plant and equipment and inventory injected by NCI	$3,137,995	$-